Exhibit 2.1

Annex A-2

AMENDMENT TO BUSINESS COMBINATION AGREEMENT AND COMPANY DISCLOSURE LETTER

This AMENDMENT, dated as of October 22, 2026 (this “Amendment”), to the BUSINESS COMBINATION AGREEMENT and the COMPANY DISCLOSURE LETTER is made and entered into by and among Inflection Point Acquisition Corp. VI, a Cayman Islands exempted company (which shall transfer by way of continuation to and domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), IPFX PubCo, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (“Pubco”), IPFX Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”), and Quantum Space, LLC, a Delaware limited liability company (the “Company”). The Purchaser, Pubco, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Parties are parties to that certain Business Combination Agreement, dated as of June 8, 2026 (as may be further amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, in connection with the Business Combination Agreement, the Company delivered to the Purchaser, Pubco and Merger Sub (collectively, the “Purchaser Parties”) that certain Company Disclosure Letter, dated as of June 8, 2026 (the “Company Disclosure Letter”), which, pursuant to Section 10.17 of the Business Combination Agreement, is a part of the Business Combination Agreement as if fully set forth therein;

WHEREAS, the Business Combination Agreement currently contemplates that, from and after the Closing, the Pubco Class A-1 Common Stock and the Pubco Warrants will be listed on Nasdaq, and the Parties now desire that such securities instead be listed on the New York Stock Exchange;

WHEREAS, pursuant to Section 10.11 of the Business Combination Agreement, the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser Parties and the Company; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as hereinafter set forth, including to amend the Company Disclosure Letter to replace Annex 3.03(a) thereto in its entirety.

NOW, THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement.

2.	Amendments. The Business Combination Agreement is hereby amended as follows:

a.	Section 7.05 of the Business Combination Agreement is hereby amended by deleting clause (ii) of the proviso thereto in its entirety and replacing it with the following:

“(ii) from and after the Closing, the Parties intend to list on the NYSE only the Pubco Class A-1 Common Stock and the Pubco Warrants.”

b.	Section 7.17(a) of the Business Combination Agreement is hereby amended by deleting clause (i) in its entirety and replacing it with the following:

“consist of a number of individuals (appointed in accordance with applicable NYSE rules) to be determined by the Company with the approval of the Purchaser (which approval shall not be unreasonably withheld, delayed or conditioned)”.

c.	Section 7.17(a) of the Business Combination Agreement is hereby amended by replacing the phrase “who shall satisfy applicable Nasdaq independence and other listing requirements” in clause (iii) with the following:

“who shall satisfy applicable NYSE independence and other listing requirements”.

d.	Section 7.23 of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“Listing. The Parties shall use their reasonable best efforts to cause: (a) Pubco’s initial listing application with the NYSE in connection with the transactions contemplated by this Agreement to have been approved; (b) Pubco to satisfy all applicable initial and continuing listing requirements of the NYSE; and (c) the shares of Pubco Class A-1 Common Stock and the Pubco Warrants issuable in accordance with this Agreement to be approved for listing on the NYSE. The Company and its counsel shall prepare, file, and respond to supplemental information requests with respect to, an application to list such securities on the NYSE (and the Purchaser and Pubco shall reasonably cooperate in connection therewith), as promptly as reasonably practicable after the date of Amendment No. 1 to this Agreement, and in any event prior to the Closing Date.”

e.	Section 8.01(e) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“(e) NYSE Listing. The NYSE shall have notified the Parties that it has approved, or intends to approve prior to Closing, the application to list on the NYSE the shares of Pubco Class A-1 Common Stock to be issued in connection with the Transactions, subject only to official notice of issuance and any requirement to have a sufficient number of round-lot holders of the Pubco Common Stock (provided that this condition shall not apply to the extent the shares of Pubco Class A-1 Common Stock have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of the Company not causing a sufficient number of Seller Contributions to be made for Pubco Class A-1 Common Stock).”

f.	Section 11.01 of the Business Combination Agreement is hereby amended by adding the following definition in the appropriate alphabetical order:

“NYSE” means the New York Stock Exchange LLC.”

g.	The Business Combination Agreement is hereby further amended such that, except as set forth in the immediately following sentence, each reference therein to “Nasdaq” to the extent relating to (i) the listing of Pubco or of any securities of Pubco (including the Pubco Class A-1 Common Stock and the Pubco Warrants), (ii) any filing, application or other submission made by or on behalf of Pubco in connection with such listing, or (iii) the rules, regulations and listing requirements applicable to Pubco or the Pubco Board, in each case, from and after the Closing, shall be deemed to be a reference to the NYSE. For the avoidance of doubt, references in the Business Combination Agreement to “Nasdaq” to the extent relating to the existing listing of the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or the Purchaser Public Warrants, or the obligations of the Purchaser with respect thereto prior to the Closing (including under Section 6.06, the first sentence of Section 7.05 and Section 7.21), shall remain unchanged.

3.	Amendment to Company Disclosure Letter. Annex 3.03(a) (Capitalization Table) to the Company Disclosure Letter is hereby deleted in its entirety and replaced with the capitalization table attached hereto as Exhibit A (the “Amended Annex 3.03(a)”). The Amended Annex 3.03(a) shall be deemed to have been included in, and delivered as part of, the Company Disclosure Letter as of the date of the Business Combination Agreement for all purposes of the Business Combination Agreement, including Section 3.03(a) and Article VIII of the Business Combination Agreement. From and after the date of this Amendment, each reference in the Company Disclosure Letter to “Annex 3.03(a)”, including in Section 3.03(a) and Section 7.20(b) of the Company Disclosure Letter, and each reference in the Business Combination Agreement to Section 3.03(a) of the Company Disclosure Letter, shall be deemed to refer to the Amended Annex 3.03(a).

4.	Effect of this Amendment. Except as expressly provided by this Amendment, each of the provisions of the Business Combination Agreement (including the Company Disclosure Letter) shall remain unchanged and in full force and effect following the execution of this Amendment. Following the execution of this Amendment, references in the Business Combination Agreement to “this Agreement”, “herein”, “hereof” or phrases having a similar meaning shall refer to the Business Combination Agreement as amended by this Amendment, and each reference in the Business Combination Agreement to the “Company Disclosure Letter” and each reference in the Company Disclosure Letter to “this Disclosure Letter” shall mean the Company Disclosure Letter as amended by this Amendment; provided, that references in the Business Combination Agreement to “the date hereof” or “the date of this Agreement” shall continue to refer to June 8, 2026.

5.	Entire Agreement. This Amendment and the Business Combination Agreement (including the Company Disclosure Letter) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of their respective Subsidiaries with respect to the subject matter hereof.

6.	General Provisions. Section 10.02 (Notices), Section 10.06 (Governing Law), Section 10.07 (Jurisdiction), Section 10.08 (Waiver of Jury Trial), Section 10.10 (Severability) and Section 10.14 (Counterparts) of the Business Combination Agreement are incorporated herein by reference and shall apply, mutatis mutandis, to this Amendment as though fully set forth herein.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective authorized representatives as of the date first written above.

INFLECTION POINT ACQUISITION CORP. VI

By:	/s/ Kevin Shannon
	Name:	Kevin Shannon
	Title:	Chief Executive Officer

IPFX PUBCO, INC.

By:	/s/ Kevin Shannon
	Name:	Kevin Shannon
	Title:	President and Chief Executive Officer

IPFX MERGER SUB, INC.

By:	/s/ Kevin Shannon
	Name:	Kevin Shannon
	Title:	President and Chief Executive Officer

QUANTUM SPACE, LLC

By:	/s/ James Bridenstine
	Name:	James Bridenstine
	Title:	Chief Executive Officer

[Signature Page to Amendment to Business Combination Agreement and Company Disclosure Letter]

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